Exhibit 3.112

OPERATING AGREEMENT

EMS OFFSHORE MEDICAL SERVICES, LLC

This Operating Agreement (the “Agreement”) of EMS Offshore Medical Services, LLC, a Delaware limited liability company (the “Company”), is made as of April 21, 2009, by those persons or entities set forth on Exhibit A hereto, which may be amended from time to time as set forth herein (each a “Member” and collectively the “Members”).

NOW, THEREFORE, the parties agree as follows:

1.                                      Name.  The name of the Company is EMS Offshore Medical Services, LLC.

2.                                      Purposes and Powers.  The Company is organized for the purpose of engaging in any lawful act or activity for which a limited liability company may be organized under the laws of the State of Delaware.

3.                                      Term.  The Company commenced upon the filing of the Company’s Certificate of Formation in the Office of the Secretary of State of the State of Delaware and shall continue until the Manager (as defined below) consents to the Company’s dissolution.

4.                                      Members; Capital Commitments; Membership Units.  The economic interests in the Company shall be represented by membership interest units (the “Units”).  The Member’s interest in the Company, including the Member’s interest in income, gains, losses, deductions and expenses of the Company and the right to vote on certain matters as provided in this Agreement, shall be represented by the Units owned by the Member.  The ownership of Units shall entitle the Member to allocations of income and loss and other items and distributions of cash and other property as set forth in this Agreement.  Each Unit shall entitle the Member owning such Unit to one vote on any matter voted on by the Members as provided in this Agreement or as required by applicable law.  The name, place of residence and capital commitment (“Capital Commitment”) to the Company of the Member and the number of Units held by the Member are set forth on Exhibit A attached hereto and incorporated herein by reference.  Upon the consent of the Manager, the Company may issue additional Units, provided, however, that no person or entity shall become a Member unless and until such person or entity has explicitly accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended.  The Member shall contribute the Member’s Capital Commitment to the Company upon the execution of this Agreement in accordance with Exhibit A. In no event shall the Member be required to contribute any amount in excess of the Member’s Capital Commitment as set forth on Exhibit A.

5.                                      Management.  The Company shall be managed under the direction of a manager (the “Manager”) who shall be responsible for setting policies and procedures for the operation of the Company.  William A. Sanger is hereby designated as the initial Manager of the Company.  Except as set forth herein, the management and operation of the Company is vested exclusively in the Manager and the Manager shall have the power on behalf of and in the name of the Company to carry out and implement any and all of the objects and purposes of the Company.  The Manager may, from time to time, delegate to one or more persons (including any Member, officer or employee of the Company) such authority and responsibility as the Manager may deem advisable.  Any delegation pursuant to this section may be revoked at any time by the Manager.  The Manager hereby designates to the officers of the Company the authority and responsibilities for the day-to-day ordinary course operation of the Company.  The officers of the Company shall conduct the day to day operations of the Company in accordance with and subject to the policies, procedures and guidelines approved and adopted by the Manager.  As of the date of this Agreement the officers of the Company shall be: (i) William A. Sanger, Chief Executive Officer, (ii) Louis K. Meyer, President, (iii) Randel G. Owen, Executive Vice President, Chief Financial Officer and Principal Financial Officer, (iv) Todd G. Zimmerman, Executive Vice President and Secretary, (v) Steven W. Ratton, Jr., Executive Vice President and Treasurer, (vi) Mark Bruning, Executive Vice President, (vii) R. Jason Standifird, Controller and Principal Accounting Officer, (viii) Kimberly Norman, Senior Vice President, (ix) Steven Murphy, Senior Vice President, (x) Timothy Dorn, Vice President and Assistant Secretary and (xi) Benjamin Johnson, Assistant Secretary.

6.                                      Allocations and Certain Tax Matters.  A capital account will be maintained for the Member in accordance with the rules set forth in Treasury Regulation Section 1.704- 1(b)(2)(iv).  All income, gains, losses and expenses of the Company will be allocated (for capital accounting and income tax purposes) so as to cause the sum of (1) the Member’s capital account, (2) the Member’s share of “partnership minimum gain” (as defined in Treasury Regulation Section 1.704-2(b)(2)), and (3) the Member’s “partner nonrecourse debt minimum gain” (as determined in accordance with Treasury Regulation Section 1.704-2(i)(3)), to be equal to the amount that would be distributed to the Member under this Agreement if the Company were to (a) liquidate the assets of the Company for an amount equal to the book value of such property as determined for capital account purposes as of the end of such fiscal period and (b) distribute the proceeds in accordance with the distribution provision of this Agreement.

7.                                      Distributions to Members.  To the extent available after meeting the financial obligations of the Company, and after providing any necessary reserves as determined by the Manager, the Company shall distribute cash and other assets to the Member in a manner determined by the Manager, at such times and on such terms and conditions as deemed appropriate by the Manager.

8.                                      Liability of Members.  Except as otherwise required by applicable law and as explicitly set forth in this Agreement, no Member shall have any personal liability whatever in such Member’s capacity as a Member, whether to the Company, to any other Member, to the creditors of the Company or to any other third party, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company, and therefore, the Member shall be liable only to contribute the Member’s Capital Commitment to the Company as set forth on Exhibit A, subject to the terms and conditions of this Agreement.  The Member, as such, shall not be required to lend any funds to the Company or to make any additional contribution of capital to the Company.  The Member may, with the consent of the Manager, make loans to the Company, and any loan by the Member to the Company shall not be considered to be a capital contribution.

9.                                      Exculpation.  The Manager, the Manager’s members, directors, officers and partners (collectively, the “Manager Affiliates”) and the officers of the Company shall not be liable to the Member or any director, officer or partner of the Company for any conduct or actions, except for conduct or actions adjudged not to have been undertaken in good faith or to constitute recklessness, willful misconduct, gross negligence, a knowing violation of law or an intentional material breach of this Agreement.  The Manager, the Manager Affiliates and officers of the Company may consult with counsel and accountants respecting Company affairs and shall be fully protected and justified in acting in accordance with the advice of counsel or accountants, provided they have been selected with reasonable care.

10.                               Indemnification.  The Company shall indemnify, out of the assets of the Company only, the Manager, the Manager’s Affiliates and the officers of the Company, and their respective agents, to the fullest extent permitted by law and shall save and hold them harmless from and in respect of all (a) reasonable fees, costs, and expenses, including legal fees, paid in connection with or resulting from any claim, action, or demand against the Company, the Member, the Manager, the officers of the Company, or their respective agents that arise out of or in any way relate to the Company, the Company’s properties, business or affairs and (b) such claims, actions, and demands and any losses or damages resulting from such claims, actions and demands, including amounts paid in settlement or compromise (if recommended by attorneys for the Company) of any such claim, action or demand; provided, however, that this indemnity shall not extend to conduct not undertaken in good faith nor to any conduct that constitutes recklessness, willful misconduct, gross negligence, a knowing violation of law or an intentional and material breach of this Agreement.  Expenses incurred by any indemnified person in defending a claim or proceeding covered by this section shall be paid by the Company in advance of the final disposition of such claim or proceeding provided the indemnified person undertakes to repay such amount if it is ultimately determined that such person was not entitled to be indemnified.  The provisions of this section shall remain in effect as to each indemnified person whether or not such indemnified person continues to serve in the capacity that entitled such person to be indemnified.

11.                               Liquidation.  Upon termination, the Company shall be dissolved and wound-up.  The Manager shall proceed with the orderly sale or liquidation of the assets of the Company and shall apply and distribute the proceeds of such sale or liquidation in the following order of priority, unless otherwise required by law: (a) first, to pay all expenses of liquidation; (b) second, to pay all creditors of the Company in the order of priority provided by law or otherwise; (c) third, to the establishment of any reserve that the Manager may deem necessary (such reserve may be paid over to an escrow agent); and (d) fourth, to the Member.  A reasonable amount of time shall be allowed for the orderly liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Manager to minimize the losses attendant upon such liquidation.

12.                               Amendments.  The terms and provisions of this Agreement may be modified or amended at any time and from time to time with the written consent of the Manager and the Member.

13.                               Miscellaneous.  This Agreement constitutes the full, complete, and final operating agreement of the Company and shall be binding upon the heirs, personal representatives and other successors of the Member.  This Agreement shall be construed in accordance with the internal laws of the State of Delaware, without reference to such state’s conflicts of law principles.

[REMAINDER INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Operating Agreement has been executed as of the date first above written.

MEMBER:

AMERICAN MEDICAL RESPONSE, INC.

By:	/s/ William A. Sanger
Name:	William A. Sanger
Title:	President and Chief Executive Officer

THE SECURITIES EVIDENCED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS PURSUANT TO SEC RULE 144 OR THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE ACT.

SIGNATURE PAGE
EMS OFFSHORE MEDICAL SERVICES, LLC OPERATING AGREEMENT

EXHIBIT A

EMS OFFSHORE MEDICAL SERVICES, LLC

Member Name & Address	Units	Capital Commitment

American Medical Response, Inc. 6200 S. Syracuse Way, Suite 200 Greenwood Village, CO 80111	1,000	$1.00